Exhibit 99.1

WPX Energy, Inc. (NYSE:WPX) www.wpxenergy.com

DATE: Aug. 5, 2014

MEDIA CONTACT: Kelly Swan (539) 573-4944	INVESTOR CONTACT: David Sullivan (539) 573-9360

WPX Energy 2Q Results Show Surge in Oil Production, Outlook

TULSA, Okla. – WPX Energy’s (NYSE:WPX) unaudited results for the second quarter of 2014 reflect a 57 percent jump in domestic oil production and stronger than expected natural gas production vs. a year ago.

As a result of well performance, enhanced pad design, larger stimulations and recent technical work in the company’s oil operations, WPX is:

•	Adding approximately 200 drilling locations to its Williston Basin inventory

•	Increasing plans for Gallup oil play spuds from 29 to 40 this year using the same rig count

•	Raising guidance for 2014 domestic oil production growth from 40% to 55%

During the second quarter, oil and liquids (NGL) sales accounted for 47 percent of WPX’s total product revenues. Domestic oil revenue grew 60 percent quarter-over-quarter from $121 million a year ago to $194 million in second-quarter 2014. WPX’s performance also is driven by development of the company’s significant proved natural gas reserves, which exceeded 3.5 trillion cubic feet at year-end 2013.

“Our exposure to high-margin oil basins strengthens the diversity in our portfolio and gives us the opportunity to deploy capital in the most optimal way,” said Rick Muncrief, WPX president and chief executive officer.

“WPX’s oil assets are an important part of our value creation ability. We’re excited about adding significant inventory in some of the highest quality acreage in the entire Williston Basin,” Muncrief added.

OIL HIGHLIGHTS AND OPERATIONS SUCCESS

WPX is increasing its well inventory by approximately 200 locations in the Middle Bakken and Upper Three Forks formations in the Williston Basin following the technical analysis from completing wells in a tighter infill density pattern.

WPX also is transitioning to larger stimulations in Williston well completions. Pilot work to increase proppant levels by approximately 25 percent in two wells – one in the Middle Bakken and one in the Upper Three Forks – enhanced performance by 33 percent and 60 percent, respectively, in cumulative production over 180 days.

The company initiated completion on 10 Williston wells in the second quarter using the 25 percent increased proppant level and plans to do even higher concentrations during the second half of 2014. A completion using 6 million pounds of sand on the Ruby multi-well pad was finished at the end of July. This is twice the size of WPX’s historical Williston completions and is expected to become its new standard in the basin.

In the San Juan Basin’s Gallup oil play, WPX is more than 25 percent ahead of its 2014 drilling plan with 19 wells spud as of June 30 vs. a plan of 15.

WPX’s 30-day IP rates for its Gallup wells in 2014 have averaged 626 barrels of oil equivalent per day, up more than 30 percent vs. an IP rate of 474 Boe/d in 2013.

As a result of drilling efficiencies, lower well costs and higher production, WPX is adding 11 more wells to its 2014 Gallup drilling plan. WPX now expects to spud 40 Gallup wells this year vs. the original plan of 29 using the same rig count in the basin.

To expedite development of the company’s domestic oil properties, WPX is adding $100 million to its 2014 capital plan. The increase will fund the additional Gallup drilling, as well as larger stimulations and flaring reduction efforts in the Williston Basin where WPX is currently capturing up to 90 percent of its associated natural gas volumes.

SECOND-QUARTER 2014 FINANCIAL RESULTS

WPX reported an unaudited net loss attributable to WPX Energy of $135 million for second-quarter 2014, or a loss of $0.66 per share on a diluted basis, compared with net income of $18 million, or income of $0.09 per share, in the same period a year ago.

For the first six months of 2014, WPX reported an unaudited net loss attributable to WPX Energy of $117 million, or a loss of $0.58 per share on a diluted basis, compared with a net loss of $98 million, or a loss of $0.49 per share, for the same period in 2013.

Results for the second quarter and first six months of 2014 were impacted by a $195 million before-tax loss, or an after-tax loss of $0.61 per share, associated with the sale of a portion of WPX’s working interests in certain Piceance Basin natural gas wells, along with $36 million in impairments of domestic exploratory well costs and leasehold, or an after-tax loss of $0.11 per share. These items more than offset higher consolidated oil revenue which increased 48 percent quarter-over-quarter.

Excluding unrealized mark-to-market gains (losses), the loss on the sale of the working interest, and impairments of exploratory well costs and leasehold, WPX had adjusted income from continuing operations of $11 million, or income of $0.06 per share on a diluted basis, for second-quarter 2014, compared with an adjusted loss from continuing operations of $44 million, or a loss of $0.22 per share, for the same period in 2013. A reconciliation accompanies this press release.

For the first six months of 2014, WPX had adjusted income from continuing operations of $55 million, or income of $0.27 per share on a diluted basis, compared with an adjusted loss of $95 million, or a loss of $0.47 per share, for the first six months of 2013. A reconciliation accompanies this press release.

Improved results in 2014 reflect the benefit of a 60 percent increase in domestic oil revenues, higher weighted average gross sales prices for domestic natural gas and natural gas liquids and lower per-unit costs for certain expenses.

The weighted average gross sales price – excluding revenue deductions – for domestic natural gas was $4.03 per Mcf in second-quarter 2014 compared with $3.78 per Mcf a year ago.

The weighted average gross sales price – excluding revenue deductions – for domestic oil was $88.94 per barrel in second-quarter 2014 compared with $88.62 per barrel a year ago.

The weighted average gross sales price – excluding revenue deductions – for domestic NGL was $44.18 per barrel in second-quarter 2014 compared with $37.41 per barrel a year ago.

ADJUSTED EBITDAX

WPX’s adjusted EBITDAX (a non-GAAP measure) for second-quarter 2014 was $294 million, an increase of 40 percent compared with $210 million for the same period in 2013.

For the first six months of 2014, WPX’s adjusted EBITDAX was $614 million, up 49 percent compared with $413 million for the same period in 2013.

The primary factors contributing to the increase in 2014 adjusted EBITDAX were increased domestic oil volumes and the corresponding increase in domestic oil revenues, as well as higher net realized average prices for natural gas.

	Second Quarter		YTD
	2014	2013	2014	2013
EBITDAX (non-GAAP)	millions	millions	millions	millions
Net income (loss)	($133)	$22	($114)	($91)
Interest expense	$28	$28	$57	$54
Provision (benefit) for income taxes	($68)	$11	($45)	($52)
Depreciation, depletion and amortization	$215	$227	$422	$458
Exploration expenses	$57	$20	$72	$39

EBITDAX	$99	$308	$392	$408

Loss on sale of working interests in the Piceance Basin	$195	—	$195	—
Net (gain) loss on derivatives not designated as hedges	$17	($78)	$212	$16
Net cash received (paid) on settlement of derivatives not designated as hedges	($17)	($20)	($185)	($11)

Adjusted EBITDAX	$294	$210	$614	$413

EBITDAX represents earnings before interest expense, income taxes, depreciation, depletion and amortization and exploration expenses. Adjusted EBITDAX includes adjustments for net (gain) loss on derivatives not designated as hedges, loss on the sale of working interests in the Piceance Basin and net cash received (paid) on settlement of derivatives not designated as hedges.

WPX believes these non-GAAP measures provide useful information regarding its ability to meet future debt service, capital expenditures and working capital requirements.

CEO PERSPECTIVE

“I’m pleased with our progress and improving execution,” said Rick Muncrief, who joined WPX as president and CEO in May.

“It’s imperative for us to relentlessly focus on increasing our margins. We have to continually improve how we operate our assets to optimize the value in our portfolio,” Muncrief added.

“We’re exceeding our 2014 oil production guidance, bringing value forward in a creative, well thought out way and setting the stage for transforming WPX.

“Our long-term vision for WPX is coming into focus and we’re solidifying our strategy for how we’re going to accomplish it. We’re working on it diligently and plan to roll it out this fall,” Muncrief added.

PRODUCTION

WPX’s overall domestic and international production for second-quarter 2014 was 1,249 MMcfe/d, up slightly from the sequential quarter and exceeding the company’s guidance for volumes of 1,183 to 1,195 MMcfe/d. Production figures for 2014 include a one-month impact of the recent sale of working interests in some of WPX’s Piceance Basin natural gas wells.

	2Q			1Q	Sequential
Average Daily Production	2014	2013	Change	2014	Change
Natural gas (MMcf/d)
Piceance Basin	584	592	-1%	598	-2%
Appalachian Basin	88	85	4%	78	13%
Powder River Basin	154	179	-14%	161	-4%
San Juan Basin	107	122	-12%	108	-1%
International	20	18	11%	19	5%
Other	12	11	9%	11	9%

Subtotal (MMcf/d)	965	1,007	-4%	975	-1%
Oil (Mbbl/d)
Williston Basin	18.8	12.3	53%	15.6	21%
San Juan Basin	3.0	0.5	NM	1.7	76%
Piceance Basin	2.0	2.0	0%	1.9	5%
International	5.2	6.1	-15%	5.2	0%
Other	0.0	0.3	-100%	0.1	-100%

Subtotal (Mbbl/d)	29.0	21.2	37%	24.5	18%
NGLs (Mbbl/d)
Piceance	15.8	19.7	-20%	16.0	-1%
International	0.4	0.5	-20%	0.5	-20%
Other	2.1	1.1	91%	1.6	31%

Subtotal (Mbbl/d)	18.3	21.3	-14%	18.1	1%
Total Production (MMcfe/d)	1,249	1,262	-1%	1,230	2%

NM is a percentage calculation that is not meaningful due to the nominal nature of prior-period production.

WPX’s oil production showed dramatic growth in the second quarter, increasing 57 percent year-over-year on a domestic basis, 37 percent on a consolidated basis that includes international volumes and 23 percent domestically vs. the sequential quarter.

Domestic oil production was driven by higher volumes in the Williston Basin, which grew 53 percent year-over-year and 21 percent from first-quarter 2014. Oil production in the San Juan Basin’s Gallup play also climbed 76 percent vs. the sequential quarter.

Total oil and liquids (NGL) production increased 4,700 barrels per day from the first quarter this year, growing from 42,600 barrels per day in the first three months of 2014 to 47,300 barrels per day in the second quarter, accounting for 23 percent of WPX’s total production volumes.

Natural gas liquids (NGL) production of 18.3 Mbbl/d was in line with the lower end of WPX’s second-quarter guidance range of 18.3 to 18.7 Mbbl/d and increased slightly from sequential-quarter volumes of 18.1 Mbbl/d. Second-quarter 2014 volumes were lower than a year ago as a result of a 28.5 percent ethane recovery rate. WPX expected a 37 percent recovery rate in 2014.

Consolidated natural gas production of 965 MMcf/d in second-quarter 2014 exceeded the company’s quarterly guidance of 918 to 925 MMcf/d and was down slightly vs. sequential quarter production of 975 MMcfd. Piceance Basin volumes of 584 MMcf/d accounted for 60 percent of WPX’s total second-quarter natural gas production.

EXPENSES

On a basis that only includes lease operating expense (LOE), gathering, processing and transportation expense (GP&T), taxes other than income, general and administrative (G&A), and depreciation, depletion and amortization (DD&A), WPX’s domestic expenses were approximately 2 percent lower in second-quarter 2014 than the same period in 2013. WPX beat its second-quarter guidance for each of these items on a per Mcfe basis.

WPX’s domestic lease and facility operating expenses for second-quarter 2014 were $69 million vs. $63 million in the same period in 2013. The increase is primarily attributable to increased production from the company’s oil plays. Oil production typically has a higher operating expense than natural gas.

Domestic gathering, processing and transportation charges of $96 million in second-quarter 2014 were 13 percent lower compared with $110 million a year ago.

Taxes other than income for domestic operations in second-quarter 2014 were $35 million vs. $30 million a year ago, driven by a significant increase in oil volumes compared with a year ago.

Domestic depreciation, depletion and amortization expense was $206 million in second-quarter 2014, down 5 percent from $217 million a year ago primarily due to lower natural gas production volumes in 2014 compared to 2013 and the impact of impairments taken in 2013 in the Appalachia and Powder River Basins, partially offset by the impact of increased oil production which is at a higher rate per Mcfe. In addition, 2014 decreased due to the impact of the completion of the sale of a portion of the company’s working interests in the Piceance Basin.

Domestic general and administrative expenses were up slightly at $71 million in second-quarter 2014 vs. $69 million in the same period a year ago.

Domestic exploration expense was higher at $54 million in second-quarter 2014 compared with $17 million a year ago related to leasehold impairments and impairments of exploratory area well costs.

CASH AND LIQUIDITY

Net cash provided by operating activities for the first half of 2014 was $520 million, marking an 80 percent increase vs. $289 million for the same period a year ago.

At June 30, 2014, WPX had approximately $72 million in unrestricted domestic cash and cash equivalents and $33 million in international cash. WPX’s total domestic liquidity as of June 30, 2014, was approximately $1.1 billion.

DEVELOPMENT ACTIVITY

WPX made approximately $376 million of capital investments during second-quarter 2014, consistent with its guidance range of $355 million to $410 million. Use of funds included the completion of 92 gross operated wells in the company’s Piceance, Williston and San Juan basins.

For the first half of 2014, WPX participated in a total of 228 gross (167 net) wells in the United States. This represents the number of wells that were completed and began commercial delivery of production.

Highlights for the company’s operated wells in its growth areas are provided below. The balance of gross (net) wells is accounted for in non-operated interests, as well as WPX’s own properties in other areas such as the Appalachia and Powder River basins.

In the Piceance Basin, WPX completed 117 gross (114 net) wells in the first six months of the year, including 68 gross (67 net) wells in the second quarter. WPX has nine rigs deployed in the Piceance, including a rig for Ryan Gulch development and a rig for Niobrara exploration.

WPX has approximately 35,000 net acres in the Piceance Highland’s Ryan Gulch, where the company drilled a well in just 8.1 days in 2014 – 31 percent better than an average of 11.8 days a year ago. WPX has more than 4,000 drillable locations on a 3P basis in Ryan Gulch, whose estimated ultimate recoveries (EURs) and NGL content are higher than wells in the Piceance Valley.

In the Piceance’s Niobrara Shale, WPX spud two wells in the first half of 2014 – a horizontal well and the company’s second vertical test well since late 2013. Both wells are scheduled to begin completion operations in August. WPX has three other Niobrara horizontal wells and a vertical well on production. The horizontal discovery well has produced 2.7 billion cubic feet in cumulative gas volumes in just over 18 months.

In the Williston Basin, WPX completed 25 gross (22 net) wells for the first half of the year, including 14 gross (13 net) wells during the second quarter. The company has five rigs deployed on its Williston acreage.

During the second quarter, WPX set a new company best for its drilling time in the Williston, drilling a well in 19.5 days – an improvement of approximately a full day vs. the company’s prior best in the basin. WPX is now averaging 25.6 days on its Williston wells from spud to rig release, an improvement of 10 percent vs. an average of 28.5 days per well in 2013.

WPX also lowered its LOE in the Williston Basin to $8.32 per barrel in the second quarter, down 17 percent from $10.06 per barrel in the first quarter this year. The company incurred cost savings on water disposal, work overs, fuel costs and rentals. Electrical power installations will continue to reduce LOE as WPX pads are connected to the grid.

In the San Juan Basin’s Gallup oil play, WPX completed 13 gross (11 net) wells for the first half of the year, including 10 gross (9 net) wells during the second quarter. The company has two rigs deployed on its Gallup acreage.

During the second quarter, WPX drilled a Gallup well in 12 days – an improvement of approximately a full day vs. the company’s prior best in the basin. For the first half of 2014, WPX reduced its average well cost in the Gallup by 26 percent from the company’s 2013 rate when it initiated oil development in the basin.

WPX now has nearly 50,000 net acres under lease for Gallup development after adding another 1,100 acres during the second quarter. WPX’s cumulative Gallup volumes since the company’s discovery in spring 2013 have surpassed 875,000 barrels of oil equivalent on a net basis, including 700,000 barrels of oil production.

2014 UPDATED GUIDANCE

WPX is now forecasting total production on an equivalent basis of 1,209 MMcfe/d to 1,256 MMcfe/d for full-year 2014, which includes the impact of the sale of a portion of the company’s working interests in the Piceance Basin and a higher growth rate for domestic oil production.

Additional updated estimates for full-year 2014 results, including expenses on a consolidated per-unit basis and capital spending, are available at www.wpxenergy.com.

TOMORROW’S CONFERENCE CALL

WPX management will discuss its second-quarter 2014 results during a webcast starting at 10 a.m. Eastern tomorrow, Aug. 6. Participants can access the audio and the slides for the event via the homepage at www.wpxenergy.com.

A limited number of phone lines also will be available at 866-318-8620. International callers should dial 617-399-5139. The conference identification code for both phone numbers is 12043766. A replay of the webcast will be available on WPX’s website for one year following the event.

UPCOMING CONFERENCE PRESENTATION

WPX CEO Rick Muncrief is scheduled to present at the Enercom Oil and Gas Conference in Denver on Tuesday, Aug. 19. Muncrief’s presentation is scheduled to begin at approximately 12:20 p.m. Mountain time. Please visit www.wpxenergy.com on the day of the event to view the webcast.

Form 10-Q

WPX plans to file its second-quarter Form 10-Q with the Securities and Exchange Commission this week. Once filed, the document will be available on both the SEC and WPX websites.

About WPX Energy, Inc.

WPX Energy is an independent exploration and production company formed during a spinoff two years ago. Overall, WPX has more than 30 years of experience in its sector along with 40 local, state and federal awards for efficiency, innovation and corporate social responsibility.

# # #

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company. Statements regarding future drilling and production are subject to all of the risks and uncertainties normally incident to the exploration for and development and production of oil and gas. These risks include, but are not limited to, the volatility of oil, natural gas and NGL prices; uncertainties inherent in estimating oil, natural gas and NGL reserves; drilling risks; environmental risks; and political or regulatory changes. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. The forward-looking statements in this press release are made as of the date of this press release, even if subsequently made available by WPX Energy on its website or otherwise. WPX Energy does not undertake and expressly disclaims any obligation to update the forward-looking statements as a result of new information, future events or otherwise. Investors are urged to consider carefully the disclosure in our filings with the Securities and Exchange Commission, available from us at WPX Energy, Attn: Investor Relations, P.O. Box 21810, Tulsa, Okla., 74102, or from the SEC’s website at www.sec.gov.

Additionally, the SEC requires oil and gas companies, in filings made with the SEC, to disclose proved reserves, which are those quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible – from a given date forward, from known reservoirs, under existing economic conditions, operating methods, and governmental regulations. The SEC permits the optional disclosure of probable and possible reserves. From time to time, we elect to use “probable” reserves and “possible” reserves, excluding their valuation. The SEC defines “probable” reserves as “those additional reserves that are less certain to be recovered than proved reserves but which, together with proved reserves, are as likely as not to be recovered.” The SEC defines“possible” reserves as “those additional reserves that are less certain to be recovered than probable reserves.” The Company has applied these definitions in estimating probable and possible reserves. Statements of reserves are only estimates and may not correspond to the ultimate quantities of oil and gas recovered. Any reserve estimates provided in this presentation that are not specifically designated as being estimates of proved reserves may include estimated reserves not necessarily calculated in accordance with, or contemplated by, the SEC‘s reserves reporting guidelines. Investors are urged to consider closely the disclosure in our SEC filings that may be accessed through the SEC’s website at www.sec.gov.

The SEC’s rules prohibit us from filing resource estimates. Our resource estimations include estimates of hydrocarbon quantities for (i) new areas for which we do not have sufficient information to date to classify as proved, probable or even possible reserves, (ii) other areas to take into account the low level of certainty of recovery of the resources and (iii) uneconomic proved, probable or possible reserves. Resource estimates do not take into account the certainty of resource recovery and are therefore not indicative of the expected future recovery and should not be relied upon. Resource estimates might never be recovered and are contingent on exploration success, technical improvements in drilling access, commerciality and other factors.

WPX Energy, Inc.

Consolidated

(UNAUDITED)

	2013					2014
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	YTD
Revenues:
Product revenues:
Natural gas sales	$267	$316	$252	$258	$1,093	$384	$317	$701
Oil and condensate sales	139	151	183	176	649	175	223	398
Natural gas liquid sales	54	58	57	61	230	61	55	116

Total product revenues	460	525	492	495	1,972	620	595	1,215
Gas management	261	205	176	249	891	561	231	792
Net gain (loss) on derivatives not designated as hedges	(94)	78	(15)	(93)	(124)	(195)	(17)	(212)
Other	4	7	5	6	22	1	5	6

Total revenues	631	815	658	657	2,761	987	814	1,801
Costs and expenses:
Lease and facility operating	75	73	82	78	308	79	77	156
Gathering, processing and transportation	107	111	106	109	433	106	97	203
Taxes other than income	35	36	36	34	141	47	42	89
Gas management, including charges for unutilized pipeline capacity	243	222	201	265	931	391	233	624
Exploration	19	20	21	371	431	15	57	72
Depreciation, depletion and amortization	231	227	241	241	940	207	215	422
Impairment of producing properties and costs of acquired unproved reserves	—	—	19	1,036	1,055	—	—	—
Gain on sale of Powder River Basin deep rights leasehold	—	—	—	(36)	(36)	—	—	—
Loss on sale of working interests in the Piceance Basin	—	—	—	—	—	—	195	195
General and administrative	72	74	68	75	289	72	74	146
Other-net	7	1	10	(1)	17	3	3	6

Total costs and expenses	789	764	784	2,172	4,509	920	993	1,913
Operating income (loss)	(158)	51	(126)	(1,515)	(1,748)	67	(179)	(112)
Interest expense	(26)	(28)	(28)	(26)	(108)	(29)	(28)	(57)
Interest capitalized	1	1	2	1	5	—	1	1
Investment income, impairment of equity method investment and other	7	9	4	(15)	5	4	5	9

Income (loss) from continuing operations before income taxes	$(176)	$33	$(148)	$(1,555)	$(1,846)	$42	$(201)	$(159)
Provision (benefit) for income taxes	(63)	11	(32)	(571)	(655)	23	(68)	(45)

Net income (loss)	$(113)	$22	$(116)	$(984)	$(1,191)	$19	$(133)	$(114)
Less: Net income (loss) attributable to noncontrolling interests	3	4	(2)	(11)	(6)	1	2	3

Net income (loss) attributable to WPX Energy, Inc.	$(116)	$18	$(114)	$(973)	$(1,185)	$18	$(135)	$(117)

Adjusted EBITDAX
Reconciliation to net income (loss):
Net income (loss)	$(113)	$22	$(116)	$(984)	$(1,191)	$19	$(133)	$(114)
Interest expense	26	28	28	26	108	29	28	57
Provision (benefit) for income taxes	(63)	11	(32)	(571)	(655)	23	(68)	(45)
Depreciation, depletion and amortization	231	227	241	241	940	207	215	422
Exploration expenses	19	20	21	371	431	15	57	72

EBITDAX	100	308	142	(917)	(367)	293	99	392
Impairment of producing properties, costs of acquired unproved reserves and equity investments	—	—	19	1,056	1,075	—	—	—
(Gain) on sale of Powder River Basin deep rights leasehold	—	—	—	(36)	(36)	—	—	—
Loss on sale of working interests in the Piceance Basin	—	—	—	—	—	—	195	195
Net (gain) loss on derivatives not designated as hedges	94	(78)	15	93	124	195	17	212
Net cash received (paid) related to settlement of derivatives not designated as hedges	9	(20)	(2)	(4)	(17)	(168)	(17)	(185)

Adjusted EBITDAX	$203	$210	$174	$192	$779	$320	$294	$614

WPX Energy, Inc.

Domestic Segment

(UNAUDITED)

	2013					2014
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	YTD	1st Qtr	2nd Qtr	YTD
Revenues:
Product revenues:
Natural gas sales	$263	$310	$248	$253	$1,074	$379	$310	$689
Oil and condensate sales	111	121	154	148	534	149	194	343
Natural gas liquid sales	53	58	57	60	228	61	54	115

Total product revenues	427	489	459	461	1,836	589	558	1,147
Gas management	261	205	176	249	891	561	231	792
Net gain (loss) on derivatives not designated as hedges	(94)	78	(15)	(93)	(124)	(195)	(17)	(212)
Other	1	1	3	1	6	1	3	4

Total revenues	595	773	623	618	2,609	956	775	1,731
Costs and expenses:
Lease and facility operating	67	63	74	67	271	71	69	140
Gathering, processing and transportation	106	110	106	108	430	106	96	202
Taxes other than income	29	30	30	28	117	41	35	76
Gas management, including charges for unutilized pipeline capacity	243	222	201	265	931	391	233	624
Exploration	18	17	21	368	424	15	54	69
Depreciation, depletion and amortization	224	217	233	232	906	197	206	403
Impairment of producing properties and costs of acquired unproved reserves	—	—	19	1,033	1,052	—	—	—
Gain on sale of Powder River Basin deep rights leasehold	—	—	—	(36)	(36)	—	—	—
Loss on sale of working interests in the Piceance Basin	—	—	—	—	—	—	195	195
General and administrative	69	69	65	72	275	68	71	139
Other-net	6	5	7	(1)	17	2	1	3

Total costs and expenses	762	733	756	2,136	4,387	891	960	1,851
Operating income (loss)	(167)	40	(133)	(1,518)	(1,778)	65	(185)	(120)
Interest expense	(26)	(28)	(28)	(26)	(108)	(29)	(28)	(57)
Interest capitalized	1	1	2	1	5	—	1	1
Investment income, impairment of equity method investment and other	2	2	—	(20)	(16)	2	—	2

Income (loss) from continuing operations before income taxes	$(190)	$15	$(159)	$(1,563)	$(1,897)	$38	$(212)	$(174)

Summary of Production Volumes
Natural gas (MMcf)	90,411	90,022	91,392	87,638	359,463	85,988	85,998	171,986
Oil (MBbls)	1,242	1,373	1,575	1,738	5,928	1,738	2,160	3,898
Natural gas liquids (MBbls)	1,907	1,895	1,811	1,808	7,421	1,587	1,625	3,212
Combined equivalent volumes (MMcfe)(1)	109,303	109,628	111,707	108,916	439,554	105,936	108,709	214,645

(1) Oil and natural gas liquids were converted to MMcfe using the ratio of one barrel of oil, condensate or natural gas liquids to six thousand cubic feet of natural gas.

Realized average price per unit, including the impact of hedges
Natural gas (per Mcf)	$2.90	$3.45	$2.72	$2.87	$2.99	$4.40	$3.62	$4.01
Oil (per barrel)	$89.77	$87.76	$97.91	$85.50	$90.21	$86.24	$89.24	$87.90
Natural gas liquids (per barrel)	$28.21	$30.21	$31.19	$33.33	$30.70	$38.27	$33.58	$35.90
Expenses per Mcfe
Lease and facility operating	$0.61	$0.59	$0.65	$0.63	$0.62	$0.67	$0.64	$0.66
Gathering, processing and transportation	$0.98	$1.00	$0.94	$1.00	$0.98	$1.00	$0.89	$0.94
Taxes other than income	$0.27	$0.27	$0.27	$0.26	$0.27	$0.39	$0.33	$0.36
Depreciation, depletion and amortization	$2.04	$1.98	$2.09	$2.13	$2.06	$1.86	$1.89	$1.88
General and administrative	$0.62	$0.64	$0.58	$0.66	$0.62	$0.65	$0.65	$0.65
Unutilized pipeline capacity
Total unutilized pipeline capacity in gas management expense	$13	$14	$17	$17	$61	$16	$12	$28

WPX Energy, Inc.

International Segment

(UNAUDITED)

	2013					2014
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	YTD	1st Qtr	2nd Qtr	YTD
Revenues:
Product revenues:
Natural gas sales	$4	$6	$4	$5	$19	$5	$7	$12
Oil and condensate sales	28	30	29	28	115	26	29	55
Natural gas liquid sales	1	—	—	1	2	—	1	1

Total product revenues	33	36	33	34	136	31	37	68
Gas management	—	—	—	—	—	—	—	—
Net gain (loss) on derivatives not designated as hedges	—	—	—	—	—	—	—	—
Other	3	6	2	5	16	—	2	2

Total revenues	36	42	35	39	152	31	39	70
Costs and expenses:
Lease and facility operating	8	10	8	11	37	8	8	16
Gathering, processing and transportation	1	1	—	1	3	—	1	1
Taxes other than income	6	6	6	6	24	6	7	13
Gas management, including charges for unutilized pipeline capacity	—	—	—	—	—	—	—	—
Exploration	1	3	—	3	7	—	3	3
Depreciation, depletion and amortization	7	10	8	9	34	10	9	19
Impairment of producing properties	—	—	—	3	3	—	—	—
Gain on sale of Powder River Basin deep rights	—	—	—	—	—	—	—	—
Loss on sale of working interests in the Piceance Basin	—	—	—	—	—	—	—	—
General and administrative	3	5	3	3	14	4	3	7
Other-net	1	(4)	3	—	—	1	2	3

Total costs and expenses	27	31	28	36	122	29	33	62
Operating income (loss)	9	11	7	3	30	2	6	8
Interest expense	—	—	—	—	—	—	—	—
Interest capitalized	—	—	—	—	—	—	—	—
Investment income and other	5	7	4	5	21	2	5	7

Income (loss) from continuing operations before income taxes	$14	$18	$11	$8	$51	$4	$11	$15

Summary of Net Production Volumes (1)
Natural gas (MMcf)	1,485	1,620	1,707	1,723	6,534	1,723	1,838	3,561
Oil (MBbls)	506	553	484	489	2,032	466	475	941
Natural gas liquids (MBbls)	42	44	42	40	167	41	40	81
Combined equivalent volumes (MMcfe)(2)	4,775	5,202	4,862	4,894	19,733	4,766	4,927	9,694

(1)	Reflects approximately 69 percent of Apco’s production (which corresponds to our ownership interest in Apco) and other minor directly held interests.
(2)	Oil and natural gas liquids were converted to MMcfe using the ratio of one barrel of oil, condensate or natural gas liquids to six thousand cubic feet of natural gas.

WPX Energy, Inc.

Reconciliation- Adjusted Income (Loss) from Continuing Operations

(UNAUDITED)

	2013					2014
(Dollars in millions, except per share amounts)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	YTD
Income (loss) from continuing operations attributable to WPX Energy, Inc. available to common stockholders	$(116)	$18	$(114)	$(973)	$(1,185)	$18	$(135)	$(117)

Income (loss) from continuing operations - diluted earnings per share	$(0.58)	$0.09	$(0.57)	$(4.85)	$(5.91)	$0.09	$(0.66)	$(0.58)

Pre-tax adjustments:
Impairment of producing properties, costs of acquired unproved reserves, leasehold and equity method investment (1)	$—	$—	$19	$1,361	$1,380	$—	$—	$—
Impairments- exploratory related	$—	$—	$—	$—	$—	$—	$36	$36
Gain on sale of Powder River Basin deep rights leasehold	$—	$—	$—	$(36)	$(36)	$—	$—	$—
Loss on sale of working interests in the Piceance Basin	$—	$—	$—	$—	$—	$—	$195	$195
Accrual for litigation	$—	$—	$7	$1	$8	$—	$—	$—
Costs related to chief executive officer separation	$—	$—	$—	$4	$4	$—	$—	$—
Buyout of transportation agreement	$—	$—	$—	$9	$9	$—	$—	$—
Unrealized MTM (gain) loss	$103	$(98)	$13	$89	$107	$27	$—	$27

Total pre-tax adjustments	$103	$(98)	$39	$1,428	$1,472	$27	$231	$258
Less tax effect for above items	$(38)	$36	$(14)	$(521)	$(537)	$(10)	$(85)	$(95)
Impact of new Argentine capital tax law (1)	$—	$—	$6	$—	$6	$—
Impact of new state tax law in New York (net of federal benefit)	$—	$—	$—	$—	$—	$9	$—	$9

Total adjustments, after-tax	$65	$(62)	$31	$907	$941	$26	$146	$172

Adjusted income (loss) from continuing operations available to common stockholders	$(51)	$(44)	$(83)	$(66)	$(244)	$44	$11	$55

Adjusted diluted earnings (loss) per common share	$(0.25)	$(0.22)	$(0.41)	$(0.34)	$(1.22)	$0.21	$0.06	$0.27

Diluted weighted-average shares (millions)	199.9	203.8	200.7	200.9	200.4	205.2	202.7	202.1

(1)	These items are presented net of amounts attributable to noncontrolling interests.

WPX Energy, Inc.

Consolidated Statement of Operations

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
	(Millions, except per share amounts)
Revenues:
Product revenues:
Natural gas sales	$317	$316	$701	$583
Oil and condensate sales	223	151	398	290
Natural gas liquid sales	55	58	116	112

Total product revenues	595	525	1,215	985
Gas management	231	205	792	466
Net gain (loss) on derivatives not designated as hedges	(17)	78	(212)	(16)
Other	5	7	6	11

Total revenues	814	815	1,801	1,446
Costs and expenses:
Lease and facility operating	77	73	156	148
Gathering, processing and transportation	97	111	203	218
Taxes other than income	42	36	89	71
Gas management, including charges for unutilized pipeline capacity	233	222	624	465
Exploration	57	20	72	39
Depreciation, depletion and amortization	215	227	422	458
Loss on sale of working interests in Piceance Basin	195	—	195	—
General and administrative	74	74	146	146
Other - net	3	1	6	8

Total costs and expenses	993	764	1,913	1,553
Operating income (loss)	(179)	51	(112)	(107)
Interest expense	(28)	(28)	(57)	(54)
Interest capitalized	1	1	1	2
Investment income and other	5	9	9	16

Income (loss) before income taxes	(201)	33	(159)	(143)
Provision (benefit) for income taxes	(68)	11	(45)	(52)

Net income (loss)	(133)	22	(114)	(91)
Less: Net income (loss) attributable to noncontrolling interests	2	4	3	7

Net income (loss) attributable to WPX Energy, Inc.	$(135)	$18	$(117)	$(98)

Amounts attributable to WPX Energy, Inc.:
Earnings (loss) per common share:
Basic	$(0.66)	$0.09	$(0.58)	$(0.49)

Diluted	$(0.66)	$0.09	$(0.58)	$(0.49)

Weighted-average shares (millions):
Basic	202.7	200.4	202.1	200.1

Diluted	202.7	203.8	202.1	200.1

WPX Energy, Inc.

Consolidated Balance Sheet

(Unaudited)

	June 30, 2014	December 31, 2013
	(Millions)
ASSETS
Current assets:
Cash and cash equivalents	$105	$99
Accounts receivable, net of allowance of $7 at June 30, 2014 and December 31, 2013	502	536
Deferred income taxes	58	49
Derivative assets	47	50
Inventories	81	72
Margin deposits	49	71
Other	35	45

Total current assets	877	922
Investments	151	145
Properties and equipment (successful efforts method of accounting)	11,808	12,686
Less: Accumulated depreciation, depletion and amortization	(4,870)	(5,445)

Properties and equipment, net	6,938	7,241
Derivative assets	13	7
Other noncurrent assets	39	114

Total assets	$8,018	$8,429

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$684	$652
Accrued and other current liabilities	178	190
Customer margin deposits payable	7	55
Derivative liabilities	144	110

Total current liabilities	1,013	1,007
Deferred income taxes	718	788
Long-term debt	1,794	1,916
Derivative liabilities	8	12
Asset retirement obligations	317	358
Other noncurrent liabilities	44	138
Equity:
Stockholders’ equity:
Preferred Stock (100 million shares authorized at $0.01 par value; no shares issued)	—	—
Common Stock (2 billion shares authorized at $0.01 par value; 203.1 million shares issued at June 30, 2014 and 201 million shares issued at December 31, 2013)	2	2
Additional paid-in-capital	5,544	5,516
Accumulated deficit	(1,525)	(1,408)
Accumulated other comprehensive income (loss)	(1)	(1)

Total stockholders’ equity	4,020	4,109
Noncontrolling interests in consolidated subsidiaries	104	101

Total equity	4,124	4,210

Total liabilities and equity	$8,018	$8,429

WPX Energy, Inc.

Consolidated Statement of Cash Flows

(Unaudited)

	Six months ended June 30,
	2014	2013
	(Millions)
Operating Activities
Net income (loss)	$(114)	$(91)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	422	458
Deferred income tax provision (benefit)	(78)	(63)
Provision for impairment of properties and equipment (including certain exploration expenses)	66	29
Amortization of stock-based awards	17	17
(Gain) loss on sale of assets	195	(5)
Cash provided (used) by operating assets and liabilities:
Accounts receivable	34	23
Inventories	(9)	(9)
Margin deposits and customer margin deposits payable	(26)	(5)
Other current assets	15	(11)
Accounts payable	1	9
Accrued and other current liabilities	(20)	(51)
Changes in current and noncurrent derivative assets and liabilities	27	5
Other, including changes in other noncurrent assets and liabilities	(10)	(17)

Net cash provided by operating activities	520	289

Investing Activities
Capital expenditures (a)	(728)	(548)
Proceeds from sales of assets (b)	338	10
Purchases of investments	—	(3)
Other	(5)	—

Net cash used in investing activities	(395)	(541)

Financing Activities
Proceeds from common stock	12	2
Borrowings on credit facility	904	315
Payments on credit facility	(1,024)	(135)
Other	(6)	9

Net cash provided by financing activities	(114)	191

Net increase (decrease) in cash and cash equivalents	11	(61)
Effect of exchange rate changes on cash and cash equivalents	(5)	(2)
Cash and cash equivalents at beginning of period	99	153

Cash and cash equivalents at end of period	$105	$90

(a) Increase to properties and equipment	$(760)	$(540)
Changes in related accounts payable and accounts receivable	32	(8)

Capital expenditures	$(728)	$(548)

(b)	Proceeds in 2014 relate to the sale of a portion of our working interests in the Piceance Basin and are subject to post-closing adjustments.